Exhibit 99.(p)(5)

CODE OF ETHICS

SEGALL BRYANT & HAMILL

10 SOUTH WACKER DRIVE
SUITE 3500
CHICAGO, ILLINOIS 60606

As most recently approved on:
January 15, 2005

CODE OF ETHICS
FOR
SEGALL BRYANT & HAMILL

EXECUTIVE SUMMARY
FOR ALL SUPERVISED PERSONS

Administration	All Employees	Access Persons	Access Advisory Persons/ Investment Personnel

Must obtain pre-approval of transactions		X	X

Disallowed personal transactions seven days prior to or after a fund or managed account transaction in that same security except as allowed by the de minimis exemption			X

Prohibited from buying or selling a security the same day a fund or managed account is buying/selling that same security except as allowed by the de minimis exemption		X	X

Must receive approval of Chief Executive Officer to purchase private placements		X	X

Prohibited from purchasing initial public offerings	X	X	X

Must submit quarterly report of transactions	X	X	X

Notify Compliance before opening brokerage accounts	X	X	X

Have duplicate confirmations and statements sent to Compliance	X	X	X

Must report outside business activities	X	X	X

Administration	All Employees	Access Persons	Access Advisory Persons/ Investment Personnel

Must report related persons in securities business	X	X	X

Prohibition on insider trading	X	X	X

Prohibited from accepting gifts deemed excessive	X	X	X

Prohibited from serving as director of public company without approval of Chief Executive Officer		X	X

Prohibited from using the same broker for their personal account as they use for accounts they manage.			X

Must provide a report of initial holdings and list of all brokerage accounts.	X	X	X

Must provide a report of Annual Holdings and list of all brokerage accounts.	X	X	X

Disclose conflicts of interest to Compliance Department.	X	X	X

I.  PURPOSE AND DESIGN

This Code of Ethics (Code) is adopted by Segall Bryant & Hamill in an effort to prevent violations of the 1940 Act and the Rules and Regulations thereunder.

The philosophy of the Code includes:

1.                                       The duty at all times to place the interests of clients first;

2.                                       The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3.                                       The principle that investment adviser personnel should not take inappropriate advantage of their positions;

4.                                       The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

5.                                       The principle that independence in the investment decision-making process is paramount;

6.                                       Protect the Firm’s clients by deterring misconduct;

7.                                       Educate employees regarding the Firm’s expectations and the laws governing their conduct;

8.                                       Remind employees that they are in a position of trust and must act with complete propriety at all times;

9.                                       Protect the reputation of the Firm;

10.                                 Guard against violation of the securities; and

11.                                 Establish procedures for employees to follow so that advisers may determine whether their employees are complying with the Firm’s ethical principles.

Each employee must read and retain a copy of this Code and will be asked to sign an acknowledgment form.  Direct any questions to the Chief Executive Officer of the applicable Company and his/her designee.  Each employee will be required to acknowledge compliance with the Code on an annual basis.  See Exhibit C for acknowledgement.

II.  DEALING WITH CLIENTS

Dealing With Clients.  Employees are prohibited from:

1.                                       Personally selling or purchasing securities directly or indirectly to or from a client account;

2.                                       Defrauding such client in any manner;

3.                                       Misleading such client, including by making a statement that omits material facts;

4.                                       Engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

5.                                       Engaging in any manipulative practice with respect to such client;

6.                                       Engaging in any manipulative practice with respect to securities, including price manipulation;

7.                                       Favoring one client over another client (i.e., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).

8.                                       A supervised person may not recommend, implement or consider any securities transaction for a client(s) for which the supervised person has a material beneficial ownership material business or personal relationship or other material relationship unless the information has been disclosed to the client.  Some situations may dictate that the supervised person not participate in any decision making process regarding that particular security.  This also includes research personnel.  Any such conflicts must be disclosed to the Chief Compliance Officer.

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

III.  TRANSACTIONS & REPORTING

A.                                   Preclearance.  All Access and Advisory Persons must have all equity, municipal bond, and corporate transactions (including limit orders), and securities transactions where the underlying security is an equity, municipal, corporate (i.e. option, future, warrant) or mutual fund advised or sub-advised by the company, preapproved with the designated person(s) prior to any transaction for any accounts they exercise discretion over (see attached form Exhibit A).  Action must be taken within one (1) business day or another Preclearance will be required.

Specific Preclearance Policies

1.                                       All transactions in bonds, common stocks, convertible securities, stock options and stock index options are to be executed through SBH’S Trading Department.  (Specific brokers may be designated if you so choose.)

2.                                       All employees must have as an account(s) on the client accounting system.  This account should consist of all securities in which the employee has a controlling interest, regardless of the name under which the securities are held. Securities held under the name of as an officer’s spouse, minor children, or other dependents residing in the same household should always be recorded on the client accounting system.  Rare exceptions to this rule may occur in such securities.  These exceptions must be approved in advance by the Chief Compliance Officer and/or Managing Director.

3.                                       If a trade is not done through the SBH trading desk, a Preclearance form must be used before the trade is executed.

The following transactions do not require Preclearance:

1.                                       Purchases or sales over which an access person has no direct or indirect influence or control (the corollary of (a)(i) above);

2.                                       Purchases or sales pursuant to an automatic investment plan (the corollary of (a)(ii) above). if amount determined well in advance what their investments will be;

3.                                       Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

4.                                       Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.                                       Open-end investment company shares other than shares of investment companies advised by the Firm or its affiliates or sub-advised by the Firm;

6.                                       Certain closed-end index funds;

7.                                       Unit investment trusts;

8.                                       Exchange traded funds that are based on a broad-based securities index;

9.                                       Futures and options on currencies or a broad-based securities index;

10.                                 Transactions in certain types of debt securities (e.g., municipal bonds) where the Firm is an equity-only adviser or other similar circumstances where conflicts of interest would not arise;

11.                                 Other non-volitional events, such as assignment of options or exercise of an option at expiration;

12.                                 Government securities.

B.                                     Limitations on Initial and Subsequent Transactions.

1.                                       A portfolio manager, or any member of his/her immediate family, shall not purchase/sell securities of an issuer (includes different security of same issuer) for their personal account within seven (7) calendar days prior to or after a managed account they manage purchases/sells that issuer’s same security.  There is a de minimis exception for transactions involving a small number of shares of companies with very large market capitalization and high average daily trading volume.  However, each trade should be analyzed to help ensure a client trade is not disallowed because of this rule to ensure client’s interests are considered.

2.                                       Access and Advisory Persons or any member of their immediate family, shall not purchase or sell a security on the same day there is a pending transaction in a client account.  After a client account has made an initial purchase of Securities of an issuer, an Access and Advisory Person of the Companies, or any member of his/her immediate family, shall not purchase or sell Securities of such issuer if the client account is contemplating an additional purchase or a partial sale of such issuer’s Securities, unless the trade meets the de minimis exception.  However, in this case the portfolio manager’s employee/immediate family trades must be executed after their own client trades.  If a manager violates this policy they may be disallowed from doing de minimis trades in their personal accounts for 5 days.

3.                                       Factors to Consider in Preclearance:

(a)                                  Whether any Advisory Client has a pending “buy” or “sell” order in that security or has completed a purchase or sale of that security that day;

(b)                                 Whether the amount or nature of the Personal Securities Transaction or person making it is likely to affect the price of or market for the Security;

(c)                                  Whether the Personal Securities Transaction would create the appearance of impropriety, whether or not an actual conflict exits;

(d)                                 Whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

(e)                                  Whether the Personal Securities Transaction is non-voluntary on the part of the individual, such as the receipt of a stock dividend; and

(f)                                    Whether the Security is currently being considered for purchase or sale by a Client or has been so considered in the past seven (7) days.

While the company does not have a specific policy banning short-term trading or the disgorgement of any short-term profits, short-term trading should not be done on an excessive basis.

Short-term trading is not allowed by access persons in any investment company advised or sub-advised by the company.  An exception to this must be requested in writing to the Compliance Department indicating a reason by a short-term trade is necessary.  Market timing is prohibited for all investment company transactions.

C.                                     Quarterly Report. All employees are required to submit quarterly reports hereunder.  Not later than thirty (30) days after the end of each calendar quarter, each employee shall submit a report which includes the following information with respect to transactions during calendar quarter in any Security in which such employee has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security.  The term Security includes all securities listed under Section VIII.R. hereof, including government securities, etc. even if not specifically included for the purposes of preclearance.

1.                                       The date of the transaction, the title and exchange symbol or ticker and the number of shares, and the principal amount of each Security involved;

2.                                       The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);

3.                                       The price at which the transaction was effected; and

4.                                       The name of the broker, dealer, or bank with or through whom the transaction was effected.

5.                                       Interest rate and maturity date, if applicable.

6.                                       Date report was submitted.

If no transactions have occurred during the period, the report shall so indicate. (A sample is attached as Exhibit B.)

D.                                    Limitation on Reporting Requirements.  Notwithstanding the provisions of Section III.A., no Access Person shall be required to make a report:

1.                                       With transactions effected for any account over which such person does not have any direct influence or control; or

2.                                       Where a report made to the Companies would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act.

3.                                       Government securities or transactions subject to an automatic investment plan.

E.                                      Reports of Violations. In addition to the quarterly reports required under this Code, employees shall report promptly, without retaliation, any transaction which is, or might appear to be, in violation of this code to the Chief Compliance Officer and/or Executive Management.

Examples of these could be:

1.                                       Noncompliance with applicable laws, rules, and regulations;

2.                                       Fraud or illegal acts involving any aspect of the Firm’s business;

3.                                       Material misstatements in regulatory filings, internal books and records, clients records or reports;

4.                                       Activity that is harmful to clients, including fund shareholders; and

5.                                       Deviations from required controls and procedures that safeguard clients and the Firm.

The Chief Compliance Officer will report to the Board of Directors at least annually, regarding any material violations of the Code.

F.                                      Filing of Reports.  All reports prepared pursuant to this Code shall be filed with the Chief Compliance Officer of the Companies or his/her designee.

G.                                     Dissemination of Reports.  The General Counsel shall have the right at any time to receive copies of any reports submitted pursuant to this Code.  Such General Counsel shall keep all reports confidential except as disclosure thereof to the Boards of Directors of the Companies, or other appropriate persons as may be reasonably necessary to accomplish the purposes of this Code F.

H.                                    Outside Brokerage Accounts.  All employees are required to have duplicate confirmations and statements from outside investment accounts sent to the Company’s

Compliance Department.  Within 10 days of employment, an employee is to provide a report of all their current holdings.  It is prohibited for portfolio managers to transact for their personal account using a broker they use for fund or managed account transactions.  This includes any account in which they have beneficial ownership.  Employees are also required annually to disclose personal securities holdings.  This may be done through the use of a brokerage statement.   If there are holdings other than those reflected on a traditional broker/dealer account (i.e. private placements, securities held in bank safe deposit boxes). Those must also be disclosed.  This must include:

1.                                       The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the employee has any direct or indirect beneficial ownership;

2.                                       The name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the access person’s direct or indirect benefit and account numbers;

3.                                       The date the report is submitted; and

4.                                       The information supplied must be current of a date no more than 45 days before the annual report is submitted.  For new employees, the information must be current as of a date no more than 45 days before the person became an access person.

On an annual basis, employees are to certify what has been reported to compliance and provide a report of holdings and brokerage accounts if not already reported.  See Exhibit C.

A.                                   Initial Public Offerings (IPOs).  Employees and their immediate family members are prohibited from purchasing IPOs of all securities (i.e. municipals and equities).

B.                                     Limited or Private Offerings.  Access and Advisory Persons are prohibited from purchasing private placements without express prior approval of the Chief Executive Officer or his/her designee.  In considering the approval, it should be considered whether the investment opportunity should be reserved for a client.  If a client subsequently considers investing in a private placement owned by his/her portfolio manager, the portfolio manager must disclose their investment.

C.                                     Related Persons in Securities Business.  All employees are required to report to the Compliance Department related persons, either by lineage or marriage, employed in the securities business, namely: spouse, parent, children, or siblings.

IV.  INSIDER TRADING

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material non-public information by its directors, officers and employees.

A.                                   “Insider Trading.” means the use of material, non-public information to trade in a Security (whether or not one is an Insider) or the communication of material, non-public information to others.

Given the potential liability related to the Insider Trading and Securities Fraud Enforcement Act of 1988, it is critical that all employees be familiar with this Act.  The Act is very vague.  This was done specifically to allow regulators flexibility in dealing with potential abusers.

1.                                       It is unlawful for any person to misuse, directly or indirectly, any material, non-public information (see definition below).  Personnel in possession of such information may not be:

(a)                                  Purchasing or selling such securities for their own accounts, for accounts in which they have a beneficial interest, or over which they have the power, directly or indirectly, to make investment decisions;

(b)                                 Issuing research reports, recommendations or comments which could be construed as recommendations; or

(c)                                  Disclosing such information or any conclusions based thereon to any other person.

Individuals needing this information to carry out professional responsibilities (i.e., compliance officer, and legal counsel) must also treat this information confidentially.

Although there is no intent to violate the law, an off-hand comment to a friend may be used, unbeknownst to you, by your friend to trade in securities and could result in substantial civil and criminal liabilities to you.

Thus, to avoid possible violations, investment advisers must exercise great care in their supervision of employees and in the securities transactions of their personnel.  If there is any question as to whether a contemplated purchase or sale wold violate the insider trading rules, the employee must consult with the Firm’s management prior to executing the transaction.

B.                                     “Penalties.”  The penalties for insider trading are severe, for both the individual and the controlling persons (supervisors who may be held liable).  The penalty, which may be imposed on the person who committed a violation, may be up to three times the profit gained or loss avoided by the transaction.  The maximum jail term is ten years per violation.  The penalty, which may be imposed on the controlling person, may be up to the greater of $1,000,000 or three times the profit gained or loss avoided.  The maximum criminal fines are $1,000,000 per violation for individuals and $2,500,000 per violation for non-natural persons.

C.                                     “Material Non-Public Information” is any information which has not been made public and which a reasonable investor might consider important in making an investment decision.  Examples of the types of information that are likely to be deemed “material” include, but are not limited to:

1.                                       Dividend increases or decreases;

2.                                       Earnings estimates or material changes in previously released earnings estimates;

3.                                       Significant expansion or curtailment of operations;

4.                                       Significant increases or declines in revenue;

5.                                       Significant merger or acquisition proposals or agreements, including tender offers;

6.                                       Significant new products or discoveries;

7.                                       Extraordinary borrowings;

8.                                       Major litigation;

9.                                       Liquidity problems;

10.                                 Extraordinary management developments;

11.                                 Purchase and sale of substantial assets;

12.                                 A valuable employee leaving or becoming seriously ill; and

13.                                 Change in pension plans (i.e., removal of assets from an over-funded plan, or an increase or decrease in future contributions).

(a)                                  For “non-public information” to be made public, it must be generally available through non-disclosure in a national business or financial wire service (i.e., Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (i.e., Wall Street Journal), or a public disseminated disclosure document (prospectus or proxy).

D.                                    “Chinese Wall.”  By restricting, as much as possible, the number of individuals having access to “material information,” an investment adviser is building a good defense against possible violations.  The erection of a “Chinese Wall” controls the flow of material non-public information within a multi-service Firm.  A Chinese Wall prevents disclosure of confidential client information to persons within or without the Firm except as necessary to a client. Formalizing all such communications can ensure that any disclosures through the Chinese Wall are proper.  An even higher degree of control over communication between departments may require approval of senior management or by the legal department.  A Firm unwilling to accept the burdens of a Preclearance procedure may require that confidential information be exchanged only among senior employees such as department heads.  An excellent procedure for deterring unwanted disclosures and sensitizing employees to the Firm’s commitment not to misuse confidential information is the requirement of employees to document and justify each Chinese Wall communication.  Access to files should also be restricted.

E.                                      “Watch and Restricted Lists.”  Watch lists are maintained to assist in the monitoring of conflicts of interest.

A restricted list is maintained any time the Company has inside information and prohibitions of any trading (personal or for clients) in securities of issuers.

F.                                      “Front-Running”  While not necessarily insider trading, front-running is prohibited.  Front-running consists of executing a personal transaction based on the knowledge of a forthcoming transaction or recommendation in the same or underlying security.

G.                                     Prevention of Insider Trading.  To prevent Insider Trading, the Chief Executive Officer of the Companies or his/her designee, shall:

1.                                       Take appropriate measures to familiarize Access and Advisory Persons with the Code via training;

2.                                       Answer questions regarding the Code;

3.                                       Resolve issues of whether information received by an Insider is material and/or non-public; and

4.                                       Review and update the Code as necessary.

5.                                       (a)                                  Strive for a physical separation of the trading and research departments from those departments in possession of the sensitive information; and

(b)                                 Take steps to restrict access to the information including computer passwords and the use of code names.

H.                                    Detection of Insider Trading.  To detect Insider Trading, the Chief Executive Officer of the Companies or his/her
designee(s), shall:

1.                                       Review the trading activity reports filed by each Access and Advisory Person; and

2.                                       Review the trading activity of the Companies, as applicable.

V.  OTHER POLICIES

A.                                   Gifts and Entertainment.

1.                                       General Statement.  A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients.  The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or Firm.  Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the supervised person.

Note.  This general principle applies in addition to the more specific guidelines set forth below.

2.                                       Gifts.  No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser.  No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without preapproval by the Chief Compliance Officer.  $100 is the de minimis guideline.

3.                                       Cash.  No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

4.                                       Entertainment.  No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.  Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

5.                                       Government Officials.  Please note that certain state or other governmental agencies may have regulations which restrict or prohibit gifts or entertainment.

B.                                     Service as a Director.  Access and Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of clients, including a Fund and its shareholders.  Investment personnel serving as directors normally should be isolated from those making investment decisions through “Chinese Wall” or other procedures.  If an Access or Advisory Person serves on the board of a private entity that goes public, approval to continue on the board of the public company is required.

C.                                     Outside Business Activities.  Employees are required to notify the Compliance Department in writing of any outside business activities, whether or not they are securities related.  The Compliance Officer will consult with senior management regarding the allowance of such activity.  Examples include being a board member of a non-profit organization, outside employment, consulting engagements, serving as executive trustee or power of attorney for non-family members, etc.  See Exhibit E.

D.                                    Political Contributions.  Supervised persons should not make political contributions for the purpose of obtaining a retaining advisory contracts with government entities.

E.                                      Short-Term Trading.  While the Company does not have a specific policy banning short-term trading or the disgorgement of any short-term profits, short-term trading should not be done on an excessive basis.

Short-term trading is not allowed by Access Persons in any investment company advised or sub-advised by the Company.  An exception to this must be requested in writing to the Compliance Department indicating a reason why a short-term trade is necessary.  Market timing is prohibited for all investment company transactions.

VI.  SUPERVISORY PROCEDURES

The following supervisory procedures shall be implemented:

A.                                   The Compliance Department, on a quarterly basis, review employee transactions.  They also verify the receipt of preclearance forms, duplicate confirmations statements and quarterly forms.

B.                                     Any potential issues are brought to the appropriate management attention.  This may include:

1.                                       An assessment of whether the person followed any required internal procedures, such as preclearance;

2.                                       Comparison of personal trading to any watch/restricted lists;

3.                                       An assessment of whether the person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for him or herself;

4.                                       Periodically analyzing the person’s trading for patterns that may indicate abuse, including market timing; and

5.                                       An investigation of any substantial disparities between the percentage of trades that are profitable when the person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

C.                                     Code of Ethics training will take place for new employees.  In addition, periodic Code of Ethics training will take place for all employees.

D.                                    The Code will be reviewed on at least an annual basis regarding the adequacy and effectiveness of the Code.

E.                                      The Code will be approved on an annual basis.

VII.  ENFORCEMENT AND SANCTIONS

A.            General. Any Affiliated Person of a Company who is found to have violated any provision of this Code including filing false or incomplete or untimely reports may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by applicable the Board of Directors (which term shall include the equivalent body in the case of a partnership with the board of directors) of such Company in their discretion.  In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including without limitation:

1.             The degree of willfulness of violation;

2.             The severity of the violation;

3.             The extent, if any, to which the violator profited or benefited from the violation;

4.             The adverse effect, if any, on the Client(s);

5.             The market value and liquidity of the class of Securities involved in the violation;

6.             The prior violations of the Code, if any, by the violator;

7.             The circumstances of discovery of the violation; and

8.             If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the purchase or sale was made and (b) the violator’s justification for making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.            Rights of Alleged Violator.  A person charged with a violation of this Code shall have the opportunity to appear before the Board of Directors as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should be more lenient than proposed.

C.            Notification to General Counsel of Funds.  The General Counsel of the Fund involved shall be advised promptly of the initiation and outcome of any enforcement actions hereunder if the actions concern any investment company, advised or sub-advised by the Company.

D.            Delegation of Duties.  The Board of Directors may delegate its enforcement duties under this Article to a special committee of the Board of Directors comprised of at least three persons or to the Chief Executive Officer of the Company; provided, however, that no director or person shall serve on such committee or participate in the deliberations of the Board of Directors hereunder who is at the same time charged with a violation of this Code.

E.             Non-Exclusivity of Sanctions.  The imposition of sanctions hereunder by a Board of Directors shall not preclude the imposition of additional sanctions by a Board of Directors of a Fund and shall not be deemed a waiver of any rights by a Fund.  In addition to sanctions which may be imposed by the Boards of Directors persons who violate this Code may be subject to various penalties and sanctions including, for example, (i) injunctions; (ii) treble damages, (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (v) jail sentences.

The Code of Ethics adopted by each Company is designed to promote the highest standards of conduct.  The Code of Ethics gives the Company responsibility for determining sanctions in circumstances where the violation relates to the conduct of an employee of such Company.  The Code of Ethics identifies a number of factors for consideration in determining sanctions including the degree of willfulness of the violation; the severity of the violation and the adverse effect, if any, of the violation.  The Code of Ethics permits a Company to consider mitigating or exculpatory factors regarding such violations.

F.             Potential Fines.  The following are potential penalties for violation of the Code of Ethics.

Nature of Violation	Penalty

Late quarterly report filing; or Failure to notify Compliance of new brokerage account	First Violation: written warning Second: $100.00 Third: $200.00 Thereafter: Disciplinary action

Failure to obtain Preclearance or Preclearance obtained after trade date	First Violation(1): written warning Second: $250.00(2) Third: $500.00(2) Thereafter: Disciplinary action

Manager fails to post their personal trade last	5 day suspension of personal trading

(1)           The penalties described herein are in addition to the option of disgorgement described in the Code of Ethics.

(2)           penalties described in this section are $750.00 and $1,500.00 for Second and Third Violations of Portfolio Managers.

VIII.  MISCELLANEOUS PROVISIONS

A.            Identification of Access and Advisory Persons.  Each Company shall, identify all Access and Advisory Persons who are under a duty to make certain reports and shall inform such persons of such duty.

B.            Maintenance of Records.    The following records will be maintained in a readily accessible place:

1.             A copy of each Code that has been in effect at any time during the past five years;

2.             A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.             A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

(a)           These records must be kept for five years after the individual ceases to be a supervised person of the Firm.

4.             Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5.             A list of the names of persons who are currently, or within the past five years were, access persons;

(a)           Firms may wish to consider maintaining a list of investment personnel as well.

6.             A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

7.             Maintain records of any decisions that grant persons a waiver from or exception to the Code.

8.             Fund advisers must also maintain:

(a)           A record of persons responsible for reviewing access persons’ reports currently or during the last five years; and

(b)           A copy of reports provided to the fund’s board of directors regarding the Code.

C.            Effective Date.  The effective date of this Code shall be January 31, 2005.

IX.  INVESTMENT COMPANIES

A.            Violations of Section II.F regarding Investment Companies, (advised or sub-advised)

if any.

1.             At its election, a registered investment company advised by a Company (“Fund”) may choose to treat a transaction prohibited under this Code as having been made for its account.  Such an election may be made only by a majority vote of the directors of the Fund who are not Affiliated Persons of applicable Company.  Notice of an election under this paragraph shall not be effective unless given to applicable Company within sixty (60) days after the Fund is notified of such transaction.  In the event of a violation involving more than one Fund, recovery shall be allocated among the affected Funds in proportion to the relative net asset values of the Funds as of the date of the violation.  A violator shall be obligated to pay the Fund any sums due to said Fund pursuant to paragraph below due to a violation by a member of the immediate family of such violator.

2.             If Securities purchased in violation of this Code have been sold by the violator in a bona fide sale, the Fund shall be entitled to recover the profit made by the violator.  If such Securities are still owned by the violator, or have been disposed of by such violator other than by a bone fide sale at the time notice of election is given by the Fund, the Fund shall be entitled to recover the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Fund acquired such Securities.  If the violation consists of a sale of Securities in violation of this Code, the Fund shall be entitled to recover the difference between the net sale price per share received by the violator and the net sale price per share received by the Fund, multiplied by the number of shares sold by the violator.  Each violation shall be treated individually, and no offsetting or netting of violations shall by permitted.

3.             Knowledge on the part of the General Counsel of a Fund of a transaction in violation of this Code shall be deemed to be notice to the Fund under paragraph above.  Knowledge on the part of a director or officer of a Fund who is an

Affiliated Person of the Companies of a transaction in violation of this Code shall not be deemed to be notice under this Code.

4.             If the Board of Directors of a Fund determines that a violation of this Code has caused financial detriment to such Fund, upon reasonable notice to the applicable Company, such Company shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Fund shall declare to be due under this Code, provided that:

(a)           Such Company shall not be required to bring legal action if the amount recoverable would not reasonably be expected to exceed $2,500;

(b)           In lieu of bringing a legal action against the violator, such Company may elect to pay to the Fund such sums as the Fund shall declare to be due under this Section; and

(c)           Such Company shall have no obligation to bring any legal action if the violator was not an Affiliated Person of Such Company.

In lieu of the steps described in this Section regarding the Funds, if one of the Companies is serving as an investment sub-adviser to the Fund, the Fund may elect to apply the terms of the Code of Ethics of its Investment Adviser.

B.            Investment Company Provisions (applicable only to the extent a Company acts as investment adviser to a Registered Investment Company).

1.             Section 17(d) Limitations.  No Affiliated Person of a Company acting as principal shall effect any transaction in which a Fund, or a company controlled by a Fund, is a joint or a joint and several participant with such person, or SBH and Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission may prescribe under Section 17(d) of the 1940 Act for the purpose of limiting or preventing participation by the Funds or controlled companies on a basis different from or less advantageous than that of such other participant.

2.             Prescribed Activities Under Rule 17j-l(b).  Rule 17j-l(b) under the 1940 Act generally provides:  It is unlawful for any Affiliated Person of or principal underwriter for a registered investment company, or any Affiliated Person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly, or indirectly, by such person of a security held or to be acquired by the registered investment company -

(a)           To employ any device, scheme or artifice to defraud the Fund;

(b)           To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(c)           To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any the Fund; or

(d)           To engage in any manipulative practice with respect to the Fund.

Any violation of Rule 17j-l(b shall be deemed to be a violation of the Code.

3.             If such person is not an “interested person” of a Client as defined in Section 2(a)(19) of the 1940 act and would be required to make such a report solely by reason of being a director of a Fund, except where such director knows or, in the ordinary course of fulfilling his/her official duties as a Director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by such Fund or the Companies.  It is a disinterested director’s actual or imputed knowledge at the time of his or her securities transaction which triggers the reporting obligation.  Therefore, a disinterested director need only report a securities transaction when, at the time of that transaction, he or she knows, or should have known, of the investment company’s trading activity or consideration of trading activity.

X.  DEFINITIONS

A.            “Access Person” includes:

1.             All of the Firm’s directors, officers, and partners;

2.             Individual that has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

3.             Individual that is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

Those individuals deemed to be Access Persons will receive such notice.  Any individuals who do not receive such notice but consider themselves Access Persons should contact the Chief Compliance Officer.

An Access Person with respect to 17j-1 of the Investment Company Act 13 is an Advisory Person of a fund’s investment adviser who “obtains” information regarding the purchase or sale of certain securities by a fund.  In this context, an advisory person (i.e., employee) is not an Access Person simply due to his position with the adviser.  Rather, this employee must actually hold material information about potential fund transactions.

B.            “Advisers Act” means the Investment Advisers Act of 1940, 15 U.S.C. 80b-1 to 80b-21.

C.            “Advisory Person.”

1.             With respect to a Company, any employee of such Company who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales of funds; and

2.             Any natural person in a control relationship to the Companies who obtains information concerning recommendations made with regard to the purchase or sale of a security.  This does not include those individuals who prepare or review public reports and who do not receive information about current recommendations.

D.            “Natural Person Versus Person.”    A natural person is as an individual.  A person can be as an entity such as a corporation, partnership, or individual person.

E.             “Affiliated Person” of another person means:

1.             Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

2.             Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3.             Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4.             Any officer, director, partner, co-partner, or employee of such other person;

5.             If such other person is as an investment company, and investment adviser thereof or any member of as an advisory board thereof; and

6.             If such other person is as an unincorporated investment company not having a board of directors, the depositor thereof.

F.             “Associated Person” with respect to a Company, means any partner, officer, director, or branch manager of such Company (or any person occupying a similar status or performing similar functions); any person directly or indirectly controlling, controlled by, or under common control with such Company; or any employee of such Company.

G.            “Beneficial Ownership” means the opportunity to profit directly or indirectly from a transaction.  For example, a partnership, trust, corporation, investment club, contract arrangement, and understanding or a relationship.  Here are other examples:

1.             Securities held by an Access Person for his or her own benefit, whether such securities are in bearer form, registered in his or her own name, or otherwise;

2.             Securities held by others for the Access Person’s benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3.             Securities held by a pledgee for an Access Person’s account;

4.             Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

5.             Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.             Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.             Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or the controlling partner of such entity.  For these purposes, an Access Person will be considered to be a controlling partner of a partnership of such Access Person owns more than 25% of the partnership’s general or limited partnership interests;

8.             Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9.             Securities held in the name of the Access Person’s spouse unless legally separated;

10.           Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home.  This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person’s home;

11.           Securities held in the name of any person other than the Access Person and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12.           Securities held in the name of any person other than the Access Person, even though the Access Person does not obtain benefits substantially equivalent to those ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

H.            “Board of Directors” means the board of directors of a corporation or persons performing similar functions with respect to any organization, whether incorporated or unincorporated.

I.              “Control” shall have the meaning as that set forth in Section 2(a)(9) of the 1940 Act (power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of as an official position with such company.)

J.             “De Minimis exception” is a transaction which is less than one percent (1%) of the daily trading volume of that security using a previous 5 day average.

K.            “Insider” means, with respect to a Company, an Associated Person of such Company or any Affiliated Person thereof, who is given access to or obtains material, non-public information.

L.             “Insider Trading” means the use of material, non-public information to trade in a Security (whether or not one is as an Insider) or the communication of material, non-public information to others.

Given the potential liability related to the Insider Training and Securities Fraud Enforcement Act of 1988, it is critical that all employees be familiar with this act.  The act is very vague.  This was done specifically to allow regulators flexibility in dealing with potential abusers.

It is unlawful for any person to misuse, directly or indirectly, any material, non-public information (see definition below). Personnel in possession of such information may not be:

1.             Purchasing or selling such securities for their own accounts, for accounts in which they have a beneficial interest, or over which they have the power, directly or indirectly, to make investment decisions (i.e. managed accounts);

2.             Issuing research reports, recommendations or comments which could be construed as recommendations; or

3.             Disclosing such information or any conclusions based thereon to any other person.  As an offhand comment to a friend may be used unbeknownst to you by your friend to trade in securities and could result in substantial civil and criminal liability to you.

Individuals needing this information to carry out professional responsibilities (i.e., compliance officer, and legal counsel) must also treat this information confidentially.

M.           “Penalties.”

The penalties for insider trading are severe, for both the individual and the controlling persons (supervisors who may be held liable).  The penalty which may be imposed on the person who committed a violation may be up to three times the profit gained or loss avoided by the transaction.  The maximum jail term is ten years per violation.  The penalty which may be imposed on the controlling person may be up to the greater of $1,000,000 or three times the profit gained or loss avoided.  The maximum criminal fines are $1,000,000 per violation for individuals and $2,500,000 per violation for non-natural persons.

N.            “Material Non-Public Information” is any information which has not been made public and which a reasonable investor would consider important in making as an investment decision.  Examples of the types of information that are likely to be deemed “material” include, but are not limited to:

1.             (a)           Dividend increases or decreases;

(b)           Earnings estimates or material changes in previously released earnings estimates;

(c)           Significant expansion or curtailment of operations;

(d)           Significant increases or declines in revenue;

(e)           Significant merger or acquisition proposals or agreements including tender offers;

(f)            Significant new products or discoveries;

(g)           Extraordinary borrowings;

(h)           Major litigation;

(i)            Liquidity problems;

(j)            Extraordinary management developments;

(k)           Purchase and sale of substantial assets;

(l)            A valuable employee leaving or becoming seriously ill; and

(m)          Change in pension plans (i.e. removal of assets from as an over-funded plan, or as an increase or decrease in future contributions).

2.             For “non-public information” to be made public, it must be generally available through disclosure in a national business or financial wire service (i.e. Dow Jones or Reuter’s), a national news service (AP or UPI), a national newspaper (i.e., Wall Street Journal), or public disseminated disclosure document (prospectus or proxy).

O.            “Member of Immediate Family” of a person includes such person’s spouse, children under the age of twenty-five (25) years residing with such person or any relative by blood or marriage living in the employee’s household, and any trust or estate in which such person or any other member of his/her immediate family has a substantial beneficial interest, or controls the investment decision, unless such person or any other member of his/her immediate family cannot control or participate in the investment decisions of such trust or estate.

P.             “ Managed Account” is as an account where continuous advice is given to a client or investments are made for a client based on the clients’ individual needs.  This service is provided to clients on both a discretionary and non-discretionary basis.  The adviser offers this service to individuals, trusts, estates, corporations, pension and profit-sharing plans and investment companies.  Account supervision is guided by the stated objectives of the client (i.e., maximum capital appreciation, growth, income or growth and income).

Q.            “Purchase or Sale of a Security” includes inter alia, the writing of as an option to purchase or sell a Security.

R.            “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.  Security means any note, stock, treasury stock bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  It shall not include direct obligation of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, shares of registered open-end investment companies unless advised or sub-advised by the Company, shares of unit investment trusts that are invested exclusively in one or more open-end funds, non of which are advised or sub-advised by the Company, or other securities which may not be purchased by the Fund or Funds of which a person is as an Access and Advisory Person because of investment limitations set forth in Registration Statements filed with the Securities and Exchange Commission; however, that for purposes of the reporting requirements of Article IV, “Security” shall include securities issued by the Funds, and for purposes of the Insider Trading prohibition of Section II.A., “Security” shall include all securities set forth in Section 2(a)(36) of the 1940 Act.

S.             “Security Being Considered for Purchase or Sale” means that a recommendation to purchase or sell a security has been made and communicated in writing or orally and, with respect to the person making the recommendation, that such person seriously considers making such a recommendation.

T.            “Supervised Persons” include:

1.             Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

2.             Employees of the adviser;

3.             Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

4.             Temporary workers will be analyzed on a case-by-case basis;

5.             Consultants may be considered supervised persons if they are required to be licensed or have access to investment decisions;

6.             Independent contractors will be analyzed on a case-by-case basis;

7.             Certain employees of affiliates will be analyzed on a case-by-case basis; or

8.             Particular persons designated by the Chief Compliance Officer.

U.            “1934 Act” means the Securities Exchange Act of 1934, 15 U.S.C.  78a to 78kk.

V.            “1940 Act” means the Investment Company Act of 1940, 15 U.S.C.  80a-1 to 80a-64.

Shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the Company.

EXHIBIT A – SBH

P R E C L E A R A N C E   F O R M

APPROVERS (PRIMARY)
Cheryl Woodcock (Equity)		Private Placements:
Greg Hosbein (Muni)		C. Alfred Bryant	Ralph Segall
(SECONDARY)
James Dadura (Muni)	Megan Stanley (Muni & Equity)	Greg Hosbein (Equity)

You must also obtain Preclearance from an appropriate approver for corporates, warrants, rights, options, futures, closed-end mutual funds and gifts given and private placements. Preapproval is not required for government securities transactions, bankers’ acceptance, bank CDs, commercial paper or open-end mutual funds, not advised/sub-advised by the Company.

TRANSACTION DETAILS

I would like to:	Purchase	units of the following security:
Sell
Ticker:

Expected Trade Date:

I will use the following broker/dealer:
This is a limit order.

To my knowledge, neither I nor anyone at the Company possesses material, non-public information about the issuer.
To the best of my knowledge the requested transaction is consistent with the letter and spirit of the Code.
To the best of my knowledge, the Company has not purchased or sold the securities on behalf of an Advisory Client within the past 7 days. (Advisory persons only)
To the best of my knowledge, the Company is not considering purchasing or selling the securities on behalf of an Advisory Client.
In the case of a sale,	I have not acquired the securities within the last 30 days.
I have acquired the securities within the last 30 days.

Signature of Access or Advisory Person Print Name			Date

APPROVAL

You:		Can (Add comments or conditions below, if any)
Cannot effect this transaction. Reason (if denied):

Approval		Date
Please note:
•		Please make a copy for your files.
•		It is the responsibility of the Access or Advisory person to send this form to the Compliance Department after approval is received.
•		Preclearance is valid for day of Preclearance and one day following.

EXHIBIT B

Quarterly Report Pursuant to the Code of Ethics

for Segall Bryant & Hamill and its Affiliates

Quarter Ended

Instructions:

1.             Under the Code of Ethics and Conduct (the “Code”), employees must report all Personal Securities Transactions regardless of the size of the transaction, with the exception of certain securities, such as, securities issued by the U.S. Government, its agencies or instrumentalities, money market instruments, and shares in open-end investment companies not advised or sub-advised by the Company.

2.             Such reports are due by the 30th day of the month following the close of each calendar quarter regardless of whether you have had any Personal Securities Transactions, and are to be directed to the Compliance Director.

3.             With respect to Personal Securities Transactions, each report must cover all accounts in which you have a direct or indirect beneficial ownership interest, (unless you have no influence or control over such accounts) and all non-client accounts which you manage or with respect to which you give investment or voting advice.

4.             If no reportable transactions have occurred during the period, put and “X” in the following box ☐.

5.             If you must file this Report, and transactions have occurred during the period, set forth the following information with respect to the transactions, if not indicated on the attached form.

		NATURE OF		PRICE PER SHARE/	INSTITUTION
		TRANSACTION		UNIT AT WHICH	THROUGH WHICH
NAME OF	NUMBER OF	(i.e. Buy,	TRANSACTION	TRANSACTION	TRANSACTION
OF ISSUER/TITLE	SHARES/UNITS	SELL OTHER	DATE	WAS EFFECTED	WAS EFFECTED

(If you need additional space, please attach additional pages.)

6.             List below any brokerage accounts opened during the quarter.

DATE ACCOUNT
NAME OF BROKER/DEALER	WAS ESTABLISHED	ACCOUANT NAME	ACCOUNT NUMBER

7.             Questions regarding the completion of this Report may be directed to either Pamela K. Ziermann at (612) 376-4021 or Thomas J. Abood at (612) 376-4118.

The answers to the foregoing are true and correct to the best of my information and belief.  By signing, I acknowledge that all transactions are reported in number 5 or on the attached pages.

Dated
Signature of Person Filing Report

Printed Name

EXHIBIT C

Acknowledgement

I acknowledge that I have received, read and understand the following and will comply in all respects with the policies and procedures therein (documents referred to herein are located on a Segall Bryant & Hamill shared directory):

The Segall Bryant & Hamill Compliance Manual

The Segall Bryant & Hamill Code of Ethics

I acknowledge that I have disclosed:

[please check one]

☐          All of my personal investment holdings through the providing of brokerage confirmations and statements.

☐          All of my personal investment holdings through the providing of brokerage confirmations and statements and all of my accounts are maintained on the Portia system.  I also own the following investments that are not reflected on a brokerage statement.

I further acknowledge that I have reported all outside business activities and related persons in the securities business, as well as have made all reports required by the Code and have not engaged in any prohibited conduct.

For portfolio managers only:

☐          I have not recommended any security to clients that are not held in their SBH account.

☐          I have recommended securities to clients that were not intended to be held in their SBH account.  They are:

[First Name] [Last Name]	Date

Please sign and return this form to the Compliance Department.  Thank You.

EXHIBIT D

MEMORANDUM

TO:	All Employees

FROM:	Chief Compliance Officer

DATE:

RE:	Conflict of Interest

We need to “inventory” actual or potential conflicts of interest that could affect proxy voting, etc., if any.  Below is a questionnaire I would like you to complete and return to me.  Call me with any questions.  Thanks.

Investment Adviser

Conflict of Interest Questionnaire

Please describe any key relationships you have with public companies, personal relationships wit officers or directors or the immediate family of a publicly traded company.  This is to determine potential material conflicts of interest related to possible proxy voting issues.  Examples are a family, business, strong personal relationship, such as vacationing with the president of a public company.  While we can’t necessarily refrain from voting in the case of a conflict, the conflict must be analyzed when proxies are voted and prove that the conflict does not affect the vote.  Any items listed below were previously reported.  Cross them out if it is no longer applicable.

Please list all potential conflicts (if one, write “none”).

Company Name (Symbol)	Conflict/Relationship

EXHIBIT E

SEGALL BRYANT & HAMILL

REQUEST TO ENGAGE IN AN OUTSIDE BUSINESS ACTIVITY

TO:	Compliance Department

FROM:

Branch/Department:

☐            Yes, I am registered with the NASD

☐            No, I am a non-registered associated person

I understand it is required that I obtain prior written approval from my employer to engage in an outside business or activity, or to receive compensation from an outside person or entity.  I have familiarized myself with and agree to abide by Segall Bryant & Hamill policy and NASD rules and hereby submit my request (and applicable attachments) to engage in the following activity.

1.	Name of company or entity

2.             Check appropriate category:                              ☐         Sole proprietorship

☐         Family business or enterprise

☐         Privately held corporation

☐         Publicly held corporation

(if yes, where traded?)

☐         Partnership

(If yes, attach partnership agreement and list of all partners and their business affiliates.)

☐         Charitable or non-profit organization

☐         Municipal or political entity

☐         Bank or financial institution

☐         Broker-dealer, investment advisory or other securities-related business

(If yes, is the entity registered with the

☐         NASD    ☐    SEC    ☐    Not registered)

☐         Other

(please specify)

3.	Nature of business

4.	Amount of investments $

5.	Degree of ownership	%

6.	Capacity in which I will be involved (check appropriate description)

☐         Employee

☐         Officer

☐         Director or Trustee

☐         Owner

☐         Passive

☐         Active

☐         Elected official (such as school board or other political office)

☐         Consultant

☐         Other

7.	Term of office or projected period of involvement

8.	How much time will be devoted to this activity?

9.	Amount of compensation (fees, commissions etc.) if any

10.	Will it be necessary to be absent from Segall Bryant & Hamill during normal business hours on behalf of this activity?

☐ Yes  ☐ No

If yes, please explain

11.	Are you aware of any potential conflicts of interest your involvement in this activity may pose?

☐ Yes  ☐ No

If yes, please explain

12.	Have you ever or do you intend to recommend investment in or the purchase or sale of securities of the entity identified at item #1 above?

☐ Yes  ☐ No

If yes, please explain

13.	Does the entity identified at item #1 above maintain an account at Segall Bryant & Hamill?

☐ Yes  ☐ No

If yes: Account #

14.	Does the entity identified at item #1 above currently maintain or intend to engage in any relationships with an affiliate of Segall Bryant & Hamill?

☐ Yes  ☐ No

If yes, please explain

I hereby warrant that the above information (and attachments, if applicable) is current and accurate to the best of my knowledge.  In addition, I agree to promptly notify Segall Bryant & Hamill of any material changes by amending this request.

Employee Signature	Date

Branch or Department Manager Signature	Date

Compliance Department Signature	Date